Exhibit 99.1

October 13, 2021

FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871
jconnelly@aircastle.com

Aircastle Announces Second Quarter 2021 Results
Completed Four A320neo Aircraft Deliveries to Frontier Airlines
Closed $400 million 5.25% Preference Share Issue

Key Financial Metrics for the Three Months ended August 31, 2021
• 1Total revenues of $157.7 million
• 2Net income of $9.8 million
• 3Adjusted EBITDA(1) of $197.5 million
• 4Gain on sale of flight equipment of $1.5 million

Highlights for the Three Months ended August 31, 2021
• 1Delivered four new Airbus A320neo aircraft to Frontier Airlines, completing four-aircraft deal; acquired two additional single-aisle aircraft
• 2Issued $400 million of Preference Shares at a coupon of 5.25%; issue was four times oversubscribed
• 3Generated sales proceeds of $55 million from the sale of bankruptcy claims
• 4For the first six months cash flows from operations increased to $180 million, up 57%, from first quarter 2021
• 5In June, Moody’s upgraded Aircastle’s outlook to Stable
• 6For the six months ended August 31, 2021, sold four aircraft and other flight equipment for proceeds of $78 million and a total gain on sale of $11 million

Liquidity
• 7As of October 1, 2021, total liquidity of $2.4 billion includes $1.4 billion of undrawn credit facilities, $0.3 billion of unrestricted cash, $0.3 billion of contracted asset sales, and $0.4 billion of projected adjusted operating cash flows through October 1, 2022
• 8For the three months ended August 2021, collections represented approximately 87% of lease rental and direct financing and sales-type lease revenues
• 9We have 223 unencumbered aircraft with a net book value of $5.6 billion

Mike Inglese, Aircastle’s Chief Executive Officer, commented, “We are on the recovery side of what has been the worst economic shock in aviation history. Traffic levels in China, the US, Mexico, Brazil, Russia and parts of Europe have shown near-2019 air traffic volumes. The recent announcement of the re-opening of the US to all vaccinated travelers should bode well for long haul traffic. Our laser-focus on liquidity has helped us to keep cashflows strong and move forward with strategic investing.”
Mr. Inglese concluded, “Aircraft leasing has been a vital source of capital for airlines looking to de-lever their balance sheets as global aviation continues to recover, aided by the narrowing vaccine gap. We believe our favorable credit rating, along with the opportunities afforded by our unique ownership arrangement with the Marubeni Corporation and Mizuho Leasing, strategically position us for future growth.”

Aviation Assets
As of August 31, 2021, Aircastle owned 255 aircraft and other flight equipment having a net book value of $6.8 billion. We also manage nine aircraft with a net book value of $305 million dollars on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of Aug 31, 2021(1)	As of Aug 31, 2020(1)
Net Book Value of Flight Equipment ($ mils.)	$6,761	$7,121
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,593	$5,578
Number of Aircraft	255	273
Number of Unencumbered Aircraft	223	237
Number of Lessees	76	80
Number of Countries	42	45
Weighted Average Fleet Age (years)(2)	10.6	10.5
Weighted Average Remaining Lease Term (years)(2)	4.6	4.2
Weighted Average Fleet Utilization for the quarter ended(3)	94.1%	93.6%
Weighted Average Fleet Utilization for the six months ended(3)	93.6%	95.1%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$305	$319
Number of Aircraft	9	9

_______________
(1)Calculated using net book value at period end.
(2)Weighted by net book value.
(3)Aircraft on-lease days as a percent of total days in period weighted by net book value. The decrease from our historical utilization rate for the three months ended August 31, 2021, and 2020, was primarily due to off-lease aircraft as a result of early lease terminations and scheduled lease expirations.

Deferrals
Even as the airline industry recovers, airlines continue to seek support from their respective governments, raise debt and equity, delay or cancel new aircraft orders and request concessions from lessors. As of October 8, 2021, six of our airline customers were subject to judicial insolvency proceedings or similar protection. We lease 22 aircraft to these customers, which comprise 13% of our net book value of flight equipment and 10% of our reported lease rental and direct financing and sales-type lease revenues for the twelve months ended August 31, 2021. Of these 22 aircraft, thirteen are on lease with LATAM for which we have signed restructured leases, subject only to LATAM emerging from the Chapter 11 process. While additional airline bankruptcies and liquidations may yet occur in future periods, we remain confident that our core customers who are leading low-cost carriers and major US and global carriers, have the means to survive the COVID-19 crisis.
As of October 8, 2021, our total deferrals, net of repayments, were $101.8 million. These deferrals have been agreed with twenty airlines, representing 26% of our customer base. Of the total deferrals, $89.8 million is included in our August 31, 2021, Consolidated Balance Sheet with the balance representing future lease payments. Approximately 77% of our total deferrals as of October 8, 2021, have been agreed to as part of broader lease restructurings, which generally include term extensions, better security packages or other valuable consideration in exchange for near-term economic concessions and have repayment terms that extend beyond twelve months. Deferrals represented approximately 18% of our reported lease rental and direct financing and sales-type lease revenues for the twelve months ended August 31, 2021.
We hold $518.3 million of maintenance reserves and $77.1 million of security deposits, as well as an additional $143.3 million in letters of credit from our lessees. These combined reserves total $738.7 million, represent 11% of NBV, and provide significant protection against potential future airline failures and the unscheduled return of additional aircraft.

Preference Share Issuance
In early June we issued $400 million of preference shares with a dividend of 5.25%. The original proposed amount for this capital raise was $300 million at targeted dividend of 5.625%. Due to strong demand, the transaction was upsized with the lower dividend. The issue has a perpetual term and receives 50% equity credit treatment from Moody’s, S&P and Fitch Ratings, in line with their respective rating methodologies. At the time of issuance, Aircastle’s outlook was upgraded to Stable by Moody’s.
Conference Call
In connection with this press release, management will host a conference call on Wednesday, Oct 13, 2021, at 9:00 A.M. Eastern Time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (800) 437-2398 (from within the U.S. and Canada) or (786) 204-3966 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “2526167”.
A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.
For those who are not available to listen to the live call, a replay will be available until 12:00 P.M. Eastern Time on Friday, October 15, 2021, by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “2526167”.

About Aircastle Limited
Aircastle Limited acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of August 31, 2021, Aircastle owned and managed on behalf of its joint ventures 264 aircraft leased to 76 customers located in 42 countries.

Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's most recent Form 10-K and any subsequent filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	August 31, 2021	February 28, 2021

ASSETS
Cash and cash equivalents	$337,455	$578,004
Restricted cash and cash equivalents	2,740	2,594
Accounts receivable	80,877	82,572
Flight equipment held for lease, net of accumulated depreciation of $2,253,085 and $2,076,972, respectively	6,573,891	6,492,471
Net investment in leases, net of allowance for credit losses of $876 and $864, respectively	187,299	195,376
Unconsolidated equity method investments	36,122	35,377
Other assets	326,575	311,944
Total assets	$7,544,959	$7,698,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs and discounts	$723,054	$768,850
Borrowings from unsecured financings, net of debt issuance costs and discounts	3,869,574	4,366,261
Accounts payable, accrued expenses and other liabilities	180,422	174,267
Lease rentals received in advance	57,692	58,013
Security deposits	77,104	80,699
Maintenance payments	518,289	519,178
Total liabilities	5,426,135	5,967,268

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, 400 (aggregate liquidation preference of $400,000) shares issued and outstanding at August 31, 2021 and no shares issued and outstanding at February 28, 2021	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 14,048 shares issued and outstanding at August 31, 2021 and February 28, 2021	—	—
Additional paid-in capital	1,879,139	1,485,777
Retained earnings	239,685	245,293
Total shareholders’ equity	2,118,824	1,731,070
Total liabilities and shareholders’ equity	$7,544,959	$7,698,338

Aircastle Limited and Subsidiaries
Consolidated Statements of Income (Loss)
(Dollars in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2021	2020	2021	2020
Revenues:
Lease rental revenue	$137,589	$150,895	$269,714	$334,073
Direct financing and sales-type lease revenue	2,776	4,747	5,653	10,064
Amortization of lease premiums, discounts and incentives	(5,835)	(4,629)	(11,159)	(11,975)
Maintenance revenue	21,218	20,034	47,694	96,665
Total lease revenue	155,748	171,047	311,902	428,827
Gain (loss) on sale of flight equipment	1,502	(848)	10,524	11,230
Other revenue	402	1,123	1,036	13,793
Total revenues	157,652	171,322	323,462	453,850

Operating expenses:
Depreciation	83,391	86,749	165,782	175,961
Interest, net	55,413	55,324	113,450	114,050
Selling, general and administrative (including non-cash share-based payment expense of $0 and $0 for the three months ended, and $0 and $28,049 for the six months ended August 31, 2021 and 2020, respectively)	15,996	13,555	31,585	61,006
Impairment of flight equipment	21,232	212,387	41,815	289,685
Maintenance and other costs	8,087	4,271	15,615	9,837
Total operating expenses	184,119	372,286	368,247	650,539

Other income (expense):
Loss on extinguishment of debt	(14,132)	(57)	(14,156)	(65)
Merger expenses	—	27	—	(32,042)
Other	57,609	(173)	57,619	(192)
Total other income (expense)	43,477	(203)	43,463	(32,299)

Income (loss) from continuing operations before income taxes and earnings of unconsolidated equity method investments	17,010	(201,167)	(1,322)	(228,988)
Income tax provision (benefit)	7,665	13,020	(627)	12,469
Earnings of unconsolidated equity method investments, net of tax	458	674	745	1,405
Net income (loss)	$9,803	$(213,513)	$50	$(240,052)
Preference share dividends	(5,658)	—	(5,658)	—
Net income (loss) available to common shareholders	$4,145	$(213,513)	$(5,608)	$(240,052)
Total comprehensive income (loss) available to common shareholders	$4,145	$(213,513)	$(5,608)	$(240,052)

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six Months Ended August 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$50	$(240,052)
Adjustments to reconcile net income (loss) to net cash and restricted cash provided by operating activities:
Depreciation	165,782	175,961
Amortization of deferred financing costs	8,384	6,713
Amortization of lease premiums, discounts and incentives	11,159	11,975
Deferred income taxes	4,240	4,374
Non-cash share-based payment expense	—	28,049
Collections on net investment in leases	8,065	8,670
Security deposits and maintenance payments included in earnings	(30,420)	(102,523)
Gain on sale of flight equipment	(10,524)	(11,230)
Loss on extinguishment of debt	14,156	65
Impairment of flight equipment	41,815	289,685
Provision for credit losses	12	4,513
Other	(745)	(1,386)
Changes in certain assets and liabilities:
Accounts receivable	(5,479)	(45,747)
Other assets	(15,413)	(57,441)
Accounts payable, accrued expenses and other liabilities	(10,664)	(3,723)
Lease rentals received in advance	(704)	(42,311)
Net cash and restricted cash provided by operating activities	179,714	25,592
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(370,187)	(33,643)
Proceeds from sale of flight equipment	77,900	53,229
Aircraft purchase deposits and progress payments, net of deposits returned and aircraft sales deposits	10,003	(3,463)
Other	(64)	(594)
Net cash and restricted cash (used in) provided by investing activities	(282,348)	15,529
Cash flows from financing activities:
Repurchase of shares	—	(25,536)
Parent contribution at Merger	—	25,536
Net proceeds from preference share issuance	393,362	—
Proceeds from secured and unsecured debt financings	—	1,193,871
Repayments of secured and unsecured debt financings	(546,903)	(851,404)
Debt extinguishment costs	(13,372)	(65)
Deferred financing costs	(4,748)	(5,508)
Security deposits and maintenance payments received	44,111	33,553
Security deposits and maintenance payments returned	(10,219)	(38,710)
Dividends paid	—	(24,025)
Net cash and restricted cash (used in) provided by financing activities	(137,769)	307,712
Net (decrease) increase in cash and restricted cash:	(240,403)	348,833
Cash and restricted cash at beginning of period	580,598	171,437

Cash and restricted cash at end of period	$340,195	$520,270

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2021	2020	2021	2020

Net income (loss)	$9,803	$(213,513)	$50	$(240,052)
Depreciation	83,391	86,749	165,782	175,961
Amortization of lease premiums, discounts and incentives	5,835	4,629	11,159	11,975
Interest, net	55,413	55,324	113,450	114,050
Income tax provision (benefit)	7,665	13,020	(627)	12,469
EBITDA	162,107	(53,791)	289,814	74,403
Adjustments:
Impairment of flight equipment	21,232	212,387	41,815	289,685
Loss on extinguishment of debt	14,132	57	14,156	65
Non-cash share-based payment expense	—	—	—	28,049
Merger related expenses(1)	—	(27)	—	34,601
Loss on mark-to-market of interest rate derivative contracts	—	2	—	19
Contract termination expense	—	172	—	172

Adjusted EBITDA	$197,471	$158,800	$345,785	$426,994

(1) Included $32.1 million in Other expense and $2.6 million in Selling, general and administrative expenses.

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals, as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.